                                                                EXHIBIT 99(c)(2)


                                                                  CONFORMED COPY



                STOCKHOLDER AGREEMENT dated as of May 4, 1998, among ATLANTIC RICHFIELD COMPANY, a Delaware corporation ("Parent"), and PETROLEUM
                                                      ------
          ASSOCIATES, L.P., a Delaware limited partnership, and KKR PARTNERS II, L.P., a Delaware limited partnership, such partnerships together, the "Stockholder").
               -----------


          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger
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(as the same may be amended or supplemented, the "Merger Agreement"; capitalized
                                                  ----------------
terms used but not defined herein shall have the meanings set forth in the
Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger");
 ------

          WHEREAS the Stockholder owns or has sole authority with respect to the voting and disposition of 21,833,334 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of capital stock of the Company as to which ownership or voting or dispositive control is acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");
                                              --------------

          WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) from the announcement of the execution of the Merger Agreement, Sub shall commence a cash tender offer (the "Offer") to purchase at a price of $29.00 per share all
                   -----
outstanding shares of Company Common Stock, including the Subject Shares, on the terms and subject to the conditions provided in the Merger Agreement; and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties of the Stockholder.  The
                      --------------------------------------------------
Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

          (a)  Authority; Execution and Delivery; Enforce ability.  The
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Stockholder has all requisite partnership power and authority to execute this
Agreement and to
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consummate the transactions contemplated hereby.  The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, the execution and delivery by the Stockholder of this Agreement do not, and the consummation of the trans actions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, can celation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stock holder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provi sion of any Judgment or Applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          (b)  The Subject Shares.  The Stockholder is the record holder of and
               -------------------
has the sole authority to transfer, dispose of, sell and convey the Subject Shares and the sole power to convey good and valid title to, the Subject Shares, free and clear of any Liens except for encumbrances or proxies arising pursuant to this Agreement. Neither the Stockholder nor any of its affiliates owns, of record or beneficially, or has voting or dispositive control over, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

          SECTION 2.  Representations and Warranties of Parent.  Parent hereby
                      -----------------------------------------
represents and warrants to the Stock holder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obliga tion of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the trans actions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, can celation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contem plated hereby, other than (i) compliance with and filings under the HSR Act in connection with the exercise of the Option (as defined in Section 4) and (ii) such reports under
Section 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          SECTION 3.  Covenants of the Stockholder.  Until such time as this
                      -----------------------------
Agreement is terminated pursuant to Section 5 hereof, the Stockholder covenants and agrees as follows:

          (a) (1) At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting of stockholders) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other Transaction is sought, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of granting the Company Stockholder Approval.

          (2) The Stockholder hereby grants to and appoints Parent, and the President of Parent and the Treasurer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to the Subject Shares in accordance with this Section 3. This proxy is coupled with an interest and shall be irrevocable during the term of this Agreement, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Subject Shares.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Company Takeover Proposal and (iii) any amendment of the Company Charter or the Company By-laws or other proposal or trans action involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provi sion of the Merger Agreement or any other Transaction Agreement, the Merger or any other Transaction or change in any manner the voting rights of any class of Company Capital

Stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

          (c) In order to induce Parent and Sub to enter into the Merger Agreement, the Stockholder shall validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, in a timely manner for acceptance by Sub in the Offer, the Subject Shares; provided that there has been no modification or amendment to the terms of the Offer which would require the consent of the Company pursuant to Section 1.01 of the Merger Agreement as in effect on the date hereof, including, without limitation, any waiver or reduction of the Minimum Tender Condition which would require the consent of the Company pursuant to such Section 1.01. The Stockholder acknowledges and agrees that Parent's and Sub's obligation to accept for payment and pay for the Company Common Stock in the Offer, including the Subject Shares, is subject to the terms and conditions of the Offer.

          (d) The Stockholder shall permit Parent and Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership or other rights with respect to the Company Common Stock and the nature of its commitments, arrangements and under standings under this Agreement.

          (e) Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Subject Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

          (f) The Stockholder shall not, nor shall it authorize or permit any officer, director, partner, affiliate or employee of, or any investment banker, attorney or other advisor or representative of, the Stockholder to, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. If the Company is engaged in discussions or negotiations with, or has furnished information to, a person making a Company Superior Proposal as permitted by Section 5.02(a) of the Merger Agreement, the foregoing provisions of this Section 3(f) shall not prohibit or restrict the Stockholder or any of its officers, directors, partners, affiliates or employees, or investment bankers, attorneys or other advisors or representatives, from participating in discussions or negotiations regarding, or furnishing any person any information with respect to, a Company Superior Proposal or any agreement (an "Alternative Stockholder Agreement")
                                        ---------------------------------
regarding the voting or disposition of the Subject Shares proposed or requested by the person making such Company Superior Proposal to be entered into in connection with such Company Superior Proposal, during such time as the Company is permitted to furnish information and participate in discussions or negotiations regarding such Company Superior Proposal in accordance with Section 5.02(a) of the Merger Agreement; provided, however, that the Stockholder shall
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promptly advise Parent orally and in writing of the material terms of any
Alternative Stockholder Agreement being proposed or requested by the Person making such Company Superior Proposal; and provided further that any information
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relating to the Company furnished pursuant to this sentence shall be subject to a customary confidentiality agreement if such an agreement would be required under Section 5.02(a) of the Merger Agreement. The Stockholder promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry or request for information made to the Stockholder with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry or request for information and the material terms of any such Company Takeover Proposal or inquiry or request for information.

          (g) The Stockholder shall not issue any press release or make any other public statement with respect to the Offer, the Merger and the other Transactions without the prior consent of Parent, except as may be required by applicable law.

          (h) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

          (i) The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Transaction Agreements, the Merger and the other Trans actions. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

          (j) Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent (i) any of the Stockholder's designees, partners or affiliates serving on the Company's Board of Directors from taking any action, subject to applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or
(ii) the Stockholder entering into an Alternative Stockholder Agreement in connection with a Company Superior Proposal at such time as the Company enters into a Company Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 5.02(b) of the Merger Agreement.

          SECTION 4.   Option.  (a)  The Stockholder hereby grants to Parent an
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irrevocable option (the "Option") to purchase all the Subject Shares at a
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purchase price per share (the "Purchase Price") equal to the Offer Price in
                               --------------
cash. The Option will become exercisable, in whole but not in part, by Parent if, and only if, the Stockholder shall have breached or otherwise failed to comply with Section 3(c) and Sub shall otherwise have accepted shares of Company Common Stock for purchase pursuant to the Offer. If the Option becomes exercisable, the Option may be exercised at any time during the period commencing with the acceptance by Sub of shares of Company Common Stock for purchase pursuant to the Offer and ending 30 days thereafter (the "Option
                                                                   ------
Period"), so long as there shall not be in effect any preliminary or permanent
------
injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option pursuant to this Agreement; provided, however, that if
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there shall be in effect any such injunction or order, in each case on the expiration of the Option Period,
the Option Period shall be extended until five business days after the date of removal or lifting of such injunction or order.

          (b) If Parent wishes to exercise the Option, it may do so by giving written notice (the date of such notice being herein called the "Notice Date")
                                                                 -----------
to the Stockholder (in the manner set forth in Section 8(b)) specifying that all the Subject Shares are to be purchased and specifying the place, time and date (not earlier than one business day, nor later than 10 business days, from the Notice Date) for the closing of the purchase of the Subject Shares by Parent pursuant to such exercise. Such notice may be given prior to the commencement of the Option Period if the Option shall have become exercisable as provided in
Section 4(a).

          (c) Parent represents that any Subject Shares purchased by Parent pursuant to the Option will be acquired for investment only and not with a view to any public distribution thereof, and Parent will not offer to sell or otherwise dispose of any Subject Shares so acquired by it in violation of the registration requirements of the Securities Act.

          SECTION 5.  Termination.  (a) This Agreement (including the Option)
                      ------------
shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

          (b) Upon any termination of this Agreement, this Agreement (including the Option) shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives, or affiliates; provided, however, that nothing herein
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shall relieve any party from any liability for such party's willful breach of this Agreement.

          SECTION 6.  Additional Matters.  The Stockholder shall, from time to
                      -------------------
time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          SECTION 7.  Stop Transfer.  The Stockholder shall not request that the
                      --------------
Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall refer to and include the Subject Shares as well as all such stock divi dends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged.

          SECTION 8.  General Provisions.
                      -------------------

          (a)  Amendments.  This Agreement may not be amended except by an
               -----------
instrument in writing signed by each of the parties hereto.

          (b)  Notice.  All notices and other communications hereunder shall be
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in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with
Section 9.02 of the Merger Agreement and to the Stockholder at its address set forth below:

          Kohlberg Kravis Roberts & Co.
          9 West 57th Street
          New York, NY 10019
          Attention of Sal Badalamenti

          Copy to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, CA 90071
          Attention of Edward Sonnenschein, Jr.

          (c)  Interpretation.  When a reference is made in this Agreement to a
               ---------------
Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference pur poses only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d)  Severability.  If any term or other provision of this Agreement
               -------------
is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall neverthe-less remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          (e)  Counterparts.  This Agreement may be executed in one or more
               -------------
counterparts, all of which shall be consid ered one and the same agreement. This Agreement shall become effective against Parent when one or more counter parts have been signed by Parent and delivered to the Stock holder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Parent. Each party need not sign the same counterpart.

          (f)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement
               -----------------------------------------------
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g)  Governing Law.  This Agreement shall be governed by, and
               --------------
construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (h)  Assignment.  Neither this Agreement nor any of the rights,
               -----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void; provided, however, that Parent may assign any of its rights, interests or
      --------  -------
obligations under this Agreement to any wholly owned subsidiary of Parent without the consent of the Stockholder, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. If for any reason any of the

Subject Shares are distributed or otherwise transferred to any general or limited partner of the Stockholder in violation of Section 3(e), such partner shall succeed to, and become bound by, the provisions of this Agreement with respect to such Subject Shares.

          (i)  Enforcement.  The parties agree that irreparable damage would
               ------------
occur in the event that any of the provi sions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provi sions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Trans action, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Trans action in any court other than a Delaware state court or any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

          (j) Limited Liability of Partners.  Notwithstanding any provisions
              ------------------------------
hereof (but subject to the last sentence of Section 8(h)), (1) none of the obligations of the Stockholder under or contemplated by this Agreement shall be an obligation of any limited partner or general partner of the Stockholder, or any of their respective officers, directors, stockholders, limited partners, general partners or owners, or successors or assigns, (2) the Stockholders shall be the only person or entity liable with respect to such obligations, and (3) any monetary liability of the Stockholder under this Agreement shall be satisfied solely out of the assets of the Stockholder.

     IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.


                              ATLANTIC RICHFIELD COMPANY,

                                by
                                    /s/ Terry G. Dallas
                                    -------------------
                                    Name: Terry G. Dallas
                                    Title:Senior Vice
                                          President and
                                          Treasurer


                              PETROLEUM ASSOCIATES, L.P.,
                                by KKR Associates
                                    Its General Partner

                                by
                                  /s/ Michael W. Michelson
                                  ------------------------
                                    Name:  Michael W. Michelson
                                    Title: General Partner


                              KKR PARTNERS II, L.P.,
                                by KKR Associates
                                    Its General Partner


                                by
                                  /s/ Michael W. Michelson
                                  ------------------------
                                    Name:  Michael W. Michelson
                                    Title: General Partner